Exhibit 99.1

925 W Georgia St, Suite 910
Vancouver, British Columbia V6C 3L2
(604) 424-0984
www.gatossilver.com

GATOS SILVER REPORTS STOCKHOLDER APPROVAL OF MERGER WITH FIRST MAJESTIC

Vancouver, BC – January 14, 2025 - Gatos Silver, Inc. (NYSE:GATO) (TSX:GATO) (“Gatos Silver” or the “Company”) today announced that Gatos Silver’s stockholders have voted to adopt the proposal related to the previously announced merger agreement between First Majestic Silver Corp. (“First Majestic”) and Gatos Silver (the “Merger Resolution”). The vote was held at Gatos Silver’s special stockholders meeting earlier today.

The Merger Resolution was required to be approved by Gatos Silver stockholders representing a majority of the outstanding shares of common stock of Gatos Silver (“Gatos Silver Shares”). Approximately 71.3% of the outstanding Gatos Silver Shares were voted in favor of the Merger Resolution. The final voting results will be reported on a Form 8-K filed with the Securities and Exchange Commission.

In addition to the approval by Gatos Silver stockholders, First Majestic shareholders approved the issuance of up to 190,000,000 common shares of First Majestic (“First Majestic Shares”) in connection with the Merger Agreement at its special meeting today. Upon the consummation of the merger, Gatos Silver stockholders will receive 2.55 First Majestic Shares for each Gatos Silver Share held, with any fractional shares to be paid in cash, without interest.

The closing of the transaction is expected to occur prior to market open on January 16, 2025, subject to the satisfaction or waiver of the remaining customary closing conditions.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Investors and Media Contact

André van Niekerk

Chief Financial Officer

investors@gatossilver.com

(604) 424 0984

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the completion of the merger with First Majestic and the timing thereof are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.